EXHIBIT 21.1

Avago Technologies Limited - List of Subsidiaries

Name of Subsidiary	Country of Incorporation	Ownership Interest (Direct or Indirect)
Avago Semiconductor Technologies (Shanghai) Limited	China	100%
Avago Technologies Canada Corporation	Canada	100%
Avago Technologies Fiber Austria GmbH (formerly A3PICs Electronic Development GmbH)	Austria	100%
Avago Technologies Fiber GmbH	Germany	100%
Avago Technologies Finance Pte. Ltd.	Singapore	100%
Avago Technologies France SAS	France	100%
Avago Technologies General IP (Singapore) Pte. Ltd.	Singapore	100%
Avago Technologies GmbH	Germany	100%
Avago Technologies Holding Pte. Ltd.	Singapore	100%
Avago Technologies Holdings B.V.	Netherlands	100%
Avago Technologies International Sales Pte. Limited	Singapore	100%
Avago Technologies Italy S.r.l.	Italy	100%
Avago Technologies Japan, Ltd.	Japan	100%
Avago Technologies Korea Co. Ltd.	Korea	99%
Avago Technologies Luxembourg S.à.r.l.	Luxembourg	100%
Avago Technologies (Malaysia) Sdn. Bhd.	Malaysia	100%
Avago Technologies Manufacturing (Singapore) Pte. Ltd.	Singapore	100%
Avago Technologies Sweden AB	Sweden	100%
Avago Technologies Trading Ltd	Mauritius	100%
Avago Technologies U.K. Limited	England	100%
Avago Technologies U.S. Inc.	Delaware (U.S.A.)	100%
Avago Technologies Wireless (U.S.A.) Manufacturing Inc.	Delaware (U.S.A.)	100%
CyOptics, Inc.	Delaware (U.S.A.)	100%
CyOptics China, Inc.	Delaware (U.S.A)	100%
CyOptics International Holding Co.	Delaware (U.S.A)	100%
CyOptics International Holding LLC	Delaware (U.S.A)	100%
CyOptics de Mexico, S. de R.L. de C.V.	Mexico	100%
CyOptics Taiwan, Inc.	Delaware (U.S.A.)	100%
CY, Taiwan Ltd	Taiwan	100%
CY Technologies (Shenzen) Ltd	China	100%
East Texas Integrated Circuits, Inc.	Texas	100%
Eltra Slovakia, S.r.o.	Slovakia	100%
Eltra S.p.A.	Italy	100%
Javelin Semiconductor, Inc.	Delaware (U.S.A.)	100%
Nemicon Corporation	Japan	100%
REP Avago (Wuxi) Electronics Technologies Limited	China	100%
Scenic Drive Sdn. Bhd.	Malaysia	100%